                                                             Exhibit 99(a)(7)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock. The Offer is made solely by the Offer to Purchase, dated September 27, 1999, and the related Letter of Transmittal, and is being made to all holders of shares of Common Stock. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Chase Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                  All of the Outstanding Shares of Common Stock
 (Including the Associated Junior Participating Preferred Stock Purchase Rights)
                                       of
                               ASARCO Incorporated
                                       at
                              $26.00 Net Per Share
                                       by
                                ASMEX Corporation
                           a wholly owned subsidiary of
                             Grupo Mexico, S.A de C.V.

     ASMEX Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Grupo Mexico, S.A de C.V., a Mexican corporation ("Parent"), hereby offers to purchase, upon the terms and conditions set forth in the Offer to Purchase dated September 27, 1999 (as it may be amended or supplemented from time to time, the "Offer to Purchase") all outstanding shares of common stock, without par value (the "Common Stock"), of ASARCO Incorporated, a New Jersey corporation ("ASARCO"), including the associated junior participating preferred stock purchase rights (including any successors thereto, the "Rights") issued pursuant to the rights agreement dated as of January 28, 1998, as amended as of July 15, 1999, between ASARCO and The Bank of New York, as Rights Agent (as such agreement may be further amended and including any successor agreement, the "Rights Agreement"), at a price of $26.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Stock shall include the associated Rights, whether or not such Rights are evidenced by separate Rights Certificates (as defined in the Offer to Purchase), and all references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 25, 1999, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of shares of Common Stock (including the associated Rights) which, together with shares of Common Stock owned by Parent, constitute at least 80% of the shares of the Common Stock outstanding on a fully diluted basis, (2) the Rights having been redeemed by the Board of Directors of ASARCO or Purchaser being satisfied, in its sole discretion, that the Rights are invalid or otherwise inapplicable to the transactions contemplated by the Offer to Purchase, (3) Purchaser being satisfied, in its sole discretion, that the Agreement and Plan of Merger dated as of July 15, 1999, among ASARCO, Cyprus Amax Minerals Company and certain other parties, has been terminated and ASARCO having entered into a definitive merger agreement with Parent and Purchaser to provide for the acquisition of ASARCO by Parent or Purchaser and (4) Parent and Purchaser having obtained all regulatory approvals necessary for their acquisition of control of ASARCO on terms and conditions satisfactory to Purchaser, in its sole discretion.

         The Offer is not conditioned upon Parent or Purchaser obtaining financing.

         The purpose of the Offer and the Proposed Merger (as defined below) is to enable Parent to acquire control of, and ultimately the entire equity interest in, ASARCO. The Offer, as the first step in the acquisition of ASARCO, is intended to facilitate the acquisition of that number of shares of Common Stock that, together with shares of Common Stock owned by Parent and Purchaser, would constitute at least 80% of the shares of Common Stock on a fully diluted basis. Article 7 of ASARCO's Restated Certificate of Incorporation ("ASARCO Certificate of Incorporation") appears to require the affirmative vote of at least 80% of the outstanding shares of Common Stock to approve a transaction such as the Proposed Merger. Parent intends to seek to negotiate with ASARCO with respect to the acquisition of ASARCO by Parent or Purchaser in order to enter into a definitive merger agreement providing for such acquisition. Parent currently intends, as soon as practicable following consummation of the Offer pursuant to such a merger agreement, to seek to have Purchaser consummate a merger with and into ASARCO, with ASARCO continuing as the surviving corporation (the "Proposed Merger"), pursuant to

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which each then outstanding share of Common Stock (other than shares of Common Stock owned by Parent or any of its wholly owned subsidiaries and shares of Common Stock held in the treasury of ASARCO) would be converted into the right to receive in cash the price per share paid by Purchaser pursuant to the Offer. In general, in the event that the Proposed Merger is consummated as described above, gain or loss will be recognized by a shareholder of ASARCO who receives cash in exchange for shares of Common Stock pursuant to the Offer and/or the Proposed Merger.

         Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Common Stock, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase). During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's shares of Common Stock.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Common Stock validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such shares of Common Stock for payment. Payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for shares of Common Stock be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Common Stock pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Stock, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

         In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such shares of Common Stock ("Common Stock Certificates") and, if applicable, Rights Certificates or timely confirmation of a book-entry transfer (a "Book Entry Confirmation") of such Common Stock, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")

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

pursuant to the procedures set forth in Section 3 of the Offer to Purchase,
(ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

         If, for any reason whatsoever, acceptance for payment of any shares of Common Stock tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment shares of Common Stock tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that the tendering shareholders are entitled to and properly exercise withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any such delay will be followed by an extension of the Offer to the extent required by law. If, prior to the Expiration Date, Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

         Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, October 25, 1999 (or if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 25, 1999.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Common Stock. If Common Stock Certificates evidencing shares of Common Stock and, if applicable, Rights Certificates, to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Stock Certificates and, if applicable, Rights Certificates, the serial numbers shown on such Common Stock Certificates and, if applicable, Rights Certficates, must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act or is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. If shares of Common Stock have been tendered pursuant to the procedures for book-entry transfer set

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

forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Stock and otherwise comply with such Book-Entry Transfer Facility's procedures.

         Any shares of Common Stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares of Common Stock may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         A request is being made to ASARCO pursuant to Rule 14d-5 of the Exchange Act for use of ASARCO's shareholder list, its list of holders of Rights, if any, and security position listing for the purpose of disseminating the Offer to shareholders. Upon compliance by ASARCO with such request, the Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of shares of Common Stock and Rights, if applicable, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list and list of holders of Rights, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Common Stock or Rights.

         The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the offer.

         Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of shares of Common Stock pursuant to the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. KING & CO., INC.

UNITED STATES                              EUROPE
77 Water Street                            Royex House, Aldermanbury Square
New York, NY 10005                         London, England EC2V 7HR
(800) 714-3305 (Call Toll Free)            (44) 171 600 5005 (Call Collect)
or (212) 269-5550 (Call Collect)


THE DEALER MANAGER FOR THE OFFER IS:


Chase Securities Inc.
270 Park Avenue
New York, NY 10017
(212) 270-3298

September 27, 1999

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